Exhibit 99.1

Balchem Corporation Announces Third Quarter 2013 Results

New Hampton, NY, November 5, 2013 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended September 30, 2013.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended September 30,

	2013	2012
	Unaudited
Net sales	$87,593	$75,116
Gross margin	24,522	23,398
Operating expenses	7,546	7,158
Earnings from operations	16,976	16,240
Other (income) expense	(84)	15
Earnings before income tax expense	17,060	16,225
Income tax expense	5,403	5,352
Net earnings	$11,657	$10,873

Diluted net earnings per common share	$0.38	$0.36

Shares used in the calculation of diluted net earnings per common share	30,924	30,417

For the Nine Months Ended September 30,

	2013	2012
	Unaudited
Net sales	$255,540	$230,333
Gross margin	73,639	67,140
Operating expenses	24,182	22,400
Earnings from operations	49,457	44,740
Other (income) expense	(148)	3
Earnings before income tax expense	49,605	44,737
Income tax expense	15,478	14,624
Net earnings	$34,127	$30,113

Diluted net earnings per common share	$1.11	$0.99

Shares used in the calculation of diluted net earnings per common share	30,778	30,340

Balchem Corporation (NASDAQ:BCPC)

Record Quarterly Sales, Net Earnings

For the quarter ended September 30, 2013, the company achieved record quarterly net sales of $87.6 million, which is an increase of approximately 16.6% above the $75.1 million result of the prior year comparative quarter. Record quarterly net earnings were achieved of $11.7 million, an increase of $0.8 million, or 7.2% as compared with the same period last year. The $11.7 million generated diluted net earnings of $0.38 per common share versus $0.36 per common share for the prior year comparable period, an increase of 5.6%.

The ANH segment, including specialties, choline and industrial derivative products, realized sales of $62.8 million, an increase of 21%, or $10.9 million over the prior year comparable quarter. Our global feed grade choline product sales were up 19.8% as we realized strong volume growth in both the North American and particularly the European markets. Broiler chick placements and egg sets were slightly higher in North America, and the USDA projection for broiler meat production continues to forecast modest growth for the remainder of 2013, especially due to the lower projected corn and soybean meal prices. With these lower forecasted grain prices and expectations for continued gains in the domestic economy, broiler production is forecast to continue to expand into 2014.

The ANH specialty ingredients sector, largely targeted to the ruminant animal markets, realized an approximately 13.4% sales increase from the prior year comparable quarter. This increase was led principally by strong double-digit volume growth of Reashure ™ and chelated minerals.  Milk prices remained strong in the quarter and expectations of moderating feed prices and continued demand strength in U.S. and export markets are all positive indicators that should support growing utilization of these products.

Sales of industrial grade products, including those for fracking, were again very strong as sales were up 27% over the prior year quarter and also improved on a sequential basis, particularly due to volume.

Earnings from operations for the entire ANH segment increased approximately 16% to $9.4 million as compared to $8.1 million in the prior year comparable quarter. This quarterly earnings result, while reflecting favorable operating efficiencies and product mix, was offset somewhat by higher raw material costs. Additional cost for a key raw material used to manufacture choline and derivatives effectively increased our cost of sales by 1.3% in the segment due to a feedstock interruption, which has been remedied.

The ARC Specialty Products (“ARC”) segment generated Q3 sales of $12.4 million, an increase of approximately 1.0% from the comparable prior year quarter. This increase was principally the result of strong sales volumes of propylene oxide for synthesis and nutmeat fumigation partially offset by softness in ethylene oxide consuming end markets.  Earnings from operations for this segment, at $4.9 million, declined from the prior year comparable quarter principally due to higher raw material costs and increased operating expenses.

Sales of the Food, Pharma & Nutrition (“FPN”) segment were $12.3 million, an increase of 13.4% from the comparable prior year quarter. In the quarter, we realized double digit growth in sales of our human choline products for nutritional enhancement. North American food sector sales remained strong with improved sales of encapsulated ingredients for the baking and food preservation end markets. Earnings from operations for this segment, however, declined 4.8% to $2.8 million, versus $2.9 million in the prior year comparable quarter, largely due to increases in costs of certain key raw materials for our human choline products.

Balchem Corporation (NASDAQ:BCPC)

Consolidated gross margin for the quarter ended September 30, 2013 improved 4.8% to $24.5 million, as compared to $23.4 million for the prior year comparable period. Gross margin percentage for the three months ended September 30, 2013 decreased to 28.0% as compared to 31.1% in the prior year comparative period, primarily due to higher raw material costs and product mix. Year-to-date, our consolidated gross margins are equal, at 28.8%, to the entire 2012 year performance. Operating (Selling, R&D, General Administrative) expenses at $7.6 million were up 5.4% from the prior year comparable quarter principally due to costs relating to increased personnel related expenses, including recruiting and relocation.  Our effective tax rate for the three months ended September 30, 2013 and 2012 was 31.7% and 33.0%, respectively. This decrease in the effective tax rate is primarily attributable to the timing of certain tax credits and deductions.

The Company continues to maintain and grow a solid financial structure. In combination with the above noted segment activities, working capital controls also contribute strongly to the overall business performance. The $233 million of net working capital on September 30, 2013 included a cash balance of $190 million, up from $145 million at December 31, 2012, no long-term debt, and reflects $6.6 million of capital expense funding year-to-date.

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, “As noted previously, these record consolidated results, at both the revenue and operating income levels, reflect levels of fluctuations by each segment, combining to continue the growth of our diversified portfolio. The year to date 10.9% revenue growth is being driven by 10.5% organic volume growth, derived from new applications of either existing products or technology, as well as prospect conversions from our ever evolving pipeline of targeted growth opportunities. In the quarter, we saw economic growth in certain end markets, such as poultry and dairy in North America and Europe, as well as continued strong performance from the gas fracking industry in North America. Petro-chemical raw materials continued to challenge our supply chain, not from availability as noted last quarter, but from pricing, which pressured our margins in this quarter, and were somewhat countered by operational and logistic efficiencies as well as product mix.

We expect to close out the year at low double-digit levels in revenues and net income in keeping with our organic performance to date. We also continue pursuing our objectives to complement this growth through acquisition, joint ventures and partnerships, utilizing our strong balance sheet.”

Balchem Corporation (NASDAQ:BCPC)

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, November 5, 2013, at 11:00 AM Eastern Time (ET) to review third quarter 2013 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Friday, November 22, 2013. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #422989.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2012. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Specialty Products	$12,420	$12,318	$38,419	$37,032
Food, Pharma & Nutrition	12,348	10,893	35,502	33,406
Animal Nutrition & Health	62,825	51,905	181,619	159,895
Total	$87,593	$75,116	$255,540	$230,333

Business Segment Earnings:
	Three Months Ended		Nine Months Ended
	September 30,		June 30,
	2013	2012	2013	2012
ARC Specialty Products	$4,848	$5,245	$15,036	$14,823
Food, Pharma & Nutrition	2,760	2,898	8,536	8,996
Animal Nutrition & Health	9,368	8,097	25,885	20,921
Interest and other (income) expense	(84)	15	(148)	3
Total	$17,060	$16,225	$49,605	$44,737

Selected Balance Sheet Items
	September 30, 2013	December 31, 2012
Cash and Cash Equivalents	$190,179	$144,737
Accounts Receivable	40,510	41,999
Inventories	24,748	20,693
Other Current Assets	3,025	4,480
Total Current Assets	258,462	211,909

Property, Plant, & Equipment (net)	54,784	52,725
Other Assets	45,159	47,911
Total Assets	$358,405	$312,545

Current Liabilities	$25,363	$30,234
Long-Term Obligations	10,161	9,299
Total Liabilities	35,524	39,533

Stockholders' Equity	322,881	273,012

Total Liabilities and Stockholders' Equity	$358,405	$312,545

Balchem Corporation (NASDAQ:BCPC)
BALCHEM CORPORATION
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2013	2012

Cash flows from operating activities:
Net earnings	$34,127	$30,113

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,838	7,213
Stock compensation expense	2,887	2,933
Shares issued under employee benefit plans	-	310
Deferred income tax expense	73	(1,155)
Foreign currency transaction loss	69	74
Changes in assets and liabilities
Accounts receivable	1,710	(2,759)
Inventories	(3,965)	(1,712)
Prepaid expenses and other current assets	1,564	735
Accounts payable and accrued expenses	(5,347)	2,067
Income taxes	255	6,237
Customer deposits and other deferred revenue	233	-
Other	428	305
Net cash provided by operating activities	39,872	44,361

Cash flows from investing activities:
Capital expenditures	(6,644)	(7,493)
Proceeds from sale of property, plant and equipment	40	-
Intangible assets acquired	(218)	(11)
Net cash used in investing activities	(6,822)	(7,504)

Cash flows from financing activities:
Proceeds from long-term debt	-	178
Principal payments on long-term debt	-	(1,377)
Repayments of short-term obligations	(89)	-
Proceeds from stock options exercised	6,742	1,312
Excess tax benefits from stock compensation	5,715	1,668
Dividends paid	-	(5,237)
Purchase of treasury stock	(86)	(964)
Net cash provided by (used in) financing activities	12,282	(4,420)

Effect of exchange rate changes on cash	110	(36)

Increase in cash and cash equivalents	45,442	32,401

Cash and cash equivalents beginning of period	144,737	114,781
Cash and cash equivalents end of period	$190,179	$147,182